Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VERSARTIS, INC.

Versartis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: The name of Company is Versartis, Inc.

SECOND: The original name of this corporation is Versartis, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 10, 2008.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article I shall be amended and restated to read in its entirety as follows:

“I.

The name of this company is Aravive, Inc. (the “Company”).”

FOURTH: This Certificate of Amendment was duly adopted in accordance with Sections 141 and 242 of the DGCL.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its Chief Executive Officer this 15th day of October, 2018.

Versartis, Inc.

By:	/s/ Jay P. Shepard
Jay P. Shepard
President and Chief Executive Officer